EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-272723, 333-265637, 333-260361, 333-222936, 333-226661, 333-198135, 333-176723, 333-157669, and 333-289386 on Form S-8 and Registration Statements Nos. 333-271825 and 333-282725 on Form S-3 of our report dated February 22, 2024 (February 27, 2025 as to Note 17), relating to the consolidated financial statements of PENN Entertainment, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 26, 2026